Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.Amgen.com

News Release

AMGEN APPOINTS MICHAEL V. DRAKE TO

BOARD OF DIRECTORS

THOUSAND OAKS, Calif., Aug. 3, 2022 – Amgen (NASDAQ: AMGN) today announced the appointment of Michael V. Drake, M.D., to its Board of Directors, effective immediately. Dr. Drake will also serve as a member of the Board’s Corporate Responsibility and Compliance Committee and its Governance and Nominating Committee. Following the appointment of Dr. Drake, the Board will be composed of 13 directors, 12 of whom are independent.

Dr. Drake is president of the University of California, a system of 10 campuses, five medical centers and three nationally affiliated labs that serves more than 280,000 students and employs 230,000 faculty and staff.

“Michael is an accomplished physician and leader who heads one of the largest, most diverse and well-respected academic institutions in the world,” said Robert A. Bradway, chairman and chief executive officer of Amgen. “He will add tremendous value to Amgen given his extensive medical, scientific and leadership experience as we continue to drive innovation to address serious illness.”

Dr. Drake previously served as president of The Ohio State University (OSU) from 2014 to 2020, a period during which the university saw all-time highs in applications, graduation rates, industry-sponsored research and academic preparation and diversity of in-coming classes. Prior to OSU, he served for nine years as chancellor of the University of California, Irvine and was UC Irvine’s systemwide vice president for health affairs from 2000 to 2005.

Dr. Drake received his undergraduate degree from Stanford University and his medical doctorate from the University of California, San Francisco.

AMGEN APPOINTS MICHAEL V. DRAKE TO BOARD OF DIRECTORS

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average and is also part of the Nasdaq-100 index. In 2021, Amgen was named one of the 25 World’s Best Workplaces™ by Fortune and Great Place to Work™ and one of the 100 most sustainable companies in the world by Barron’s.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

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CONTACT: Amgen, Thousand Oaks

Jessica Akopyan, 805-440-5721 (media)